Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-206993

$550,000,000

4.125% Senior Notes Due 2028

SUMMARY OF TERMS

Security:	4.125% Senior Notes Due 2028

Issuer:	Edison International (EIX)

Principal Amount:	$550,000,000

Expected Ratings of Securities*:	A3 / BBB / A- (Stable / Stable / Negative Watch) (Moody’s / S&P / Fitch)

Trade Date:	March 8, 2018

Settlement Date**:	March 13, 2018 (T+3)

Maturity Date:	March 15, 2028

Benchmark US Treasury:	2.750% due February 15, 2028

Benchmark US Treasury Price:	99-00+

Benchmark US Treasury Yield:	2.864%

Spread to Benchmark US Treasury:	T + 128 basis points

Reoffer Yield:	4.144%

Coupon:	4.125% per annum

Coupon Payment Dates:	March 15 and September 15

First Coupon Payment Date:	September 15, 2018

Public Offering Price:	99.845% of Principal Amount

Optional Redemption:	Callable at any time prior to December 15, 2027, in whole or in part, at a “make whole” premium of T + 20 basis points. At any time on or after December 15, 2027, callable, in whole or in part, at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the date of redemption.

CUSIP/ISIN:	281020 AM9 / US281020AM97

Joint Book-Running Managers:	Barclays Capital Inc. (“Barclays”) J.P. Morgan Securities LLC (“J.P. Morgan”) Wells Fargo Securities, LLC (“Wells Fargo Securities”) Morgan Stanley & Co. LLC TD Securities (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the Trade Date will be required, by virtue of the fact that the notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, J.P. Morgan collect at 1-212-834-4533 or Wells Fargo Securities at 1-800-645-3751.